Exhibit 10.19.1

FIRST AMENDMENT

TO

NATIONAL CINEMEDIA, INC.

2007 EQUITY INCENTIVE PLAN

NATIONAL CINEMEDIA, INC., a Delaware corporation (the “Company”) adopted the National CineMedia, Inc. 2007 Equity Incentive Plan, effective February 6, 2007. This First Amendment to the Plan is made effective as of January 1, 2009 (the “Effective Date”).

RECITALS

A. Section 17 of the Plan permits the Company to amend the Plan from time to time.

B. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) requires a nonqualified deferred compensation plan to meet specified design and operational requirements. Certain awards granted under the Plan may provide for nonqualified deferred compensation within the meaning of Section 409A of the Code.

C. The Company hereby amends the Plan for the purpose of compliance with Section 409A of the Code and the final Treasury Regulations thereunder.

AMENDMENT

1. Section 13, Parachute Limitations, of the Plan is hereby amended by replacing the last sentence of such Section with the following:

In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the amount payable to the Participant under any Benefit Arrangement in cash that constitutes a Parachute Payment shall first be reduced to the extent necessary, or eliminated, so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment. Cash payable under any such Benefit Arrangement shall be reduced, or eliminated, in the order that such payments would be made to the Participant under the provisions of such Benefit Arrangement, with the payments to be made to the Participant at the earliest date reduced first and any required additional reductions made from cash payments with respect to any such Benefit Arrangement reduced in order of time of payment, so that the Benefit Arrangement payable in cash that would be paid furthest in time from the date of the event triggering the payments would be reduced or eliminated last.

2. Section 16.10, Section 409A, of the Plan is hereby amended and restated to read in its entirety as follows:

16.10. Section 409A.

(a) Time and Form of Payment. Notwithstanding anything contained in this Plan or in an Award Agreement to the contrary, the time and form of payment of an Award that is subject to the limitations imposed by Section 409A of the Code, shall be set forth in the applicable Award Agreement on or before the time at which the Participant obtains a legally binding right to the Award (or such other time permitted under Section 409A of the Code) and such time and form of payment shall comply with the requirements of Section 409A of the Code.

(b) Delay in Payment. Notwithstanding anything contained in this Plan or an Award Agreement to the contrary, if the Participant is deemed by the Company at the time of the Participant’s “separation from service” with the Company to be a “specified employee” as determined under Section 409A of the Code, any “nonqualified deferred compensation” to which the Participant is entitled in connection with such separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid or commence payment until the date that is the first business day following the six month period after the Participant’s separation from service (or if earlier, the Participant’s death). Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Participant under Section 409A of the Code. Any compensation which would have otherwise been paid during the delay period (whether in a lump sum or in installments) in the absence of this Section 16.10 shall be paid to the Participant (or his or her beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(c) Key Definitions. For purposes of this Plan, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and other applicable guidance.

(d) Amendments. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted under the Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. The Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify the terms of an Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that the Company shall not be required to assume any increased economic burden. No action taken by the Committee with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect a Participant’s rights with respect to an Award or to require the consent of such Participant. The Committee reserves the right to make additional changes to the Plan and Awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.

This First Amendment has been executed on the date set forth below, to be effective as of the Effective Date set forth above.

NATIONAL CINEMEDIA, INC. The Company

By:	/s/ Kurt C. Hall
Kurt C. Hall
President and Chief Executive Officer

Date:	February 23, 2009

3